As filed with the Securities and Exchange Commission on May 22, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FIRST CITIZENS BANC CORP

(Exact name of Registrant as specified in its charter)

Ohio	6022	34-1558688
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 East Water Street

Sandusky, Ohio 44870

(419) 625-4121

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

With a Copy to:

James O. Miller	Anthony D. Weis, Esq.
President and Chief Executive Officer	Vorys, Sater, Seymour and Pease LLP
First Citizens Banc Corp	52 East Gay Street
100 East Water Street	P.O. Box 1008
Sandusky, Ohio 44870	Columbus, Ohio 43216
(419) 625-4121	(614) 464-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Fixed Rate Cumulative Perpetual Preferred Shares, Series A	23,184	$1,000 (1)	$23,184,000	$2,656.89
Common Shares (2)	469,312	$7.41(3)	$3,477,602	$398.53
Warrant to Purchase Common Shares (4)	—	—	—	—
Total			$26,661,602	$3,055.42

(1)	Represents the liquidation preference amount for each Fixed Rate Cumulative Perpetual Preferred Share, Series A (the “Series A Preferred Shares”), which we sold in a non-public offering to the United States Department of the Treasury (the “U.S. Treasury”) under its Troubled Asset Relief Program Capital Purchase Program. Calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act of 1933”), and includes such number of additional Series A Preferred Shares, of a currently indeterminable amount, as may from time to time become issuable by reason of share splits, share dividends or similar transactions, which Series A Preferred Shares are registered hereunder pursuant to Rule 416 under the Securities Act of 1933.
(2)	The Common Shares being registered are purchasable upon exercise of the Warrant to Purchase Common Shares being registered, which we issued to the U.S. Treasury in a non-public offering concurrent with the sale of the Series A Preferred Shares to the U.S. Treasury as described in footnote (1). In addition to the number of Common Shares stated in the table above, there is registered, pursuant to Rule 416 under the Securities Act of 1933, such number of additional Common Shares, of a currently indeterminable amount, as may from time to time become issuable by reason of share splits, share dividends or similar transactions and certain anti-dilution provisions set forth in the Warrant to Purchase Common Shares.
(3)	Estimated in accordance with Rule 457(i) under the Securities Act of 1933 and calculated on the basis of the $7.41 per share exercise price of the Warrant to Purchase Common Shares.
(4)	Pursuant to Rule 457(i) under the Securities Act of 1933, no additional fee is payable for the Warrant to Purchase Common Shares.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, these securities in any jurisdiction where an offer or sale thereof is not permitted.

Subject to Completion, dated May 22, 2012

PRELIMINARY PROSPECTUS

FIRST CITIZENS BANC CORP

23,184 Fixed Rate Cumulative Perpetual Preferred Shares, Series A,

Liquidation Preference Amount $1,000 Per Share

Warrant to Purchase 469,312 Common Shares

469,312 Common Shares

This prospectus relates to the potential resale from time to time by the selling securityholders of some or all of 23,184 of our Fixed Rate Cumulative Perpetual Preferred Shares, Series A, liquidation preference $1,000 per share (the “Series A Preferred Shares”); a warrant (the “Warrant”) to purchase 469,312 of our Common Shares, each without par value (the “Common Shares”); and any Common Shares issuable from time to time upon exercise of the Warrant. The Series A Preferred Shares and the Warrant were originally issued by us pursuant to the Letter Agreement dated January 23, 2009, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury (the “U.S. Treasury”), in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

The selling securityholders who may sell or otherwise dispose of the securities offered by this prospectus include the U.S. Treasury and any other holders of the securities covered by this prospectus to whom the U.S. Treasury has transferred its registration rights in accordance with the terms of the Letter Agreement between us and the U.S. Treasury. The selling securityholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions. We will not receive any proceeds from the sale of securities by the selling securityholders.

Neither the Series A Preferred Shares nor the Warrant is listed on any national securities exchange, and, unless requested by the U.S. Treasury, we do not intend to seek such a listing for the Series A Preferred Shares or the Warrant.

The Common Shares of First Citizens Banc Corp (“First Citizens”) are listed on The NASDAQ Capital Market under the symbol “FCZA.” On May 18, 2012, the closing price for the First Citizens Common Shares was $6.45.

Investing in our securities involves risks. We urge you to carefully review the information contained in this prospectus under the caption “RISK FACTORS” beginning on page 5 and other information included or incorporated by reference in this prospectus and any prospectus supplement for a discussion of factors you should carefully consider before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY STATE SECURITIES COMMISSION NOR ANY BANK REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM OR ANY OTHER GOVERNMENTAL OR REGULATORY AGENCY OR INSTRUMENTALITY.

Our principal executive offices are located at 100 East Water Street, Sandusky, Ohio 44870, and our telephone number is (419) 625-4121.

The date of this prospectus is                     , 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process for the delayed offering and sale of securities under the Securities Act. Under this shelf registration process, the selling securityholders named in this prospectus may sell any of the securities described in this prospectus in one or more offerings from time to time. When we use the term “securities” in this prospectus, we mean any of the securities that the selling securityholders named in this prospectus may offer under this prospectus, unless we say otherwise. We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement. You also should carefully read the documents incorporated by reference into this prospectus and the documents we have referred you to in “WHERE YOU CAN FIND MORE INFORMATION” for additional information about our Company.

Unless the context otherwise requires, references to “First Citizens,” the “Company,” “we,” “our” and “us” and similar terms mean First Citizens Banc Corp and its subsidiaries.

The selling securityholders named in this prospectus may use this prospectus to offer any of the following of our securities from time to time:

•	Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value;

•	Warrant to purchase 469,312 of our Common Shares, each without par value; or

•	Common Shares, each without par value, issued upon exercise of the Warrant.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not, and the selling securityholders have not, authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities to which this prospectus relates in any jurisdiction to or from any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and, if applicable, any prospectus supplement or any document incorporated by reference in this prospectus or any prospectus supplement, is accurate as of any date other than the date on the front cover of this prospectus or on the front cover of the applicable prospectus supplement or document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The reports, proxy statements and other information that we file with the SEC are available to the public from the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available through our Internet site at http://www.fcza.com. The information on the SEC website and on our website is not a part of this prospectus. You may also read and copy any document we file with the SEC by visiting the SEC’s Public Reference Room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the operation of the Public Reference Room.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents). Requests should be directed to: First Citizens Banc Corp, 100 East Water Street, Sandusky, Ohio 44870, Attention: James E. McGookey, telephone number (419) 625-4121.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any information we incorporate in this manner is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede information included or previously incorporated by reference into this prospectus from the date we file the document containing such information.

Except as noted below, we incorporate by reference the following documents that we have filed with the SEC and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until the completion of the offering in the relevant prospectus supplement to which this prospectus relates or this offering is terminated:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March15, 2012;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed on May 10, 2012;

•	Current Reports on Form 8-K filed on January 9, 2012, April 9, 2012and April 20, 2012 (with respect to the annual meeting of shareholders);

•	Definitive Proxy Statement on Schedule 14A filed on March 15, 2012; and

•

All other filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report described above.

Pursuant to General Instruction B of Form 8-K, any information furnished pursuant to “Item 2.02. Results of Operations and Financial Condition” or “Item 7.01. Regulation FD Disclosure” of Form 8-K is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and we are not incorporating by reference any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K into this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act relating to such matters as financial condition, anticipated operating results, cash flows, business line results, credit quality expectations, prospects for new lines of business, economic trends (including interest rates) and similar matters. Forward-looking statements reflect our expectations, estimates or projections concerning future results or events. These statements are generally identified by the use of forward-looking words or phrases such as “believe,” “belief,” “expect,” “anticipate,” “may,” “could,” “intend,” “intent,” “estimate,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results, performance or achievements to differ materially from those expressed in or implied by the forward-looking statements. Factors that could cause actual results, performance or achievements to differ from results discussed in the forward-looking statements include, but are not limited to, regional and national economic conditions; volatility and direction of market interest rates; credit risks of lending activities, governmental legislation and regulation, including changes in accounting regulation or standards; material unforeseen changes in the financial condition or results of operations of the Company’s clients; increases in FDIC insurance premiums and assessments; and other risks identified from time-to-time in the Company’s other public documents on file with the SEC, including those risks set forth under the section captioned “RISK FACTORS.”

The forward-looking statements included or incorporated by reference in this prospectus are only made as of the date of this prospectus or the respective document incorporated by reference herein, as applicable, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. See the section captioned “WHERE YOU CAN FIND MORE INFORMATION.” All subsequent written and oral forward-looking statements concerning the matters addressed in this prospectus and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

SUMMARY

This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus. As a result, it may not contain all the information that may be important to you or that you should consider in making your investment decision to purchase our securities. Before making an investment decision, you should carefully read this entire prospectus, including the “RISK FACTORS” section, and the documents incorporated by reference into this prospectus, which are described above under the section captioned “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.”

The Company

First Citizens was organized under the laws of the State of Ohio on February 19, 1987 and is a registered financial holding company under the Gramm-Leach-Bliley Act of 1999, as amended. First Citizens and its subsidiaries had total consolidated assets of $1,133,434 at March 31, 2012.

Through our subsidiary bank, The Citizens Banking Company (“Citizens” or the “Bank”), we are primarily engaged in the business of community banking, which accounts for substantially all of our revenue, operating income and assets. Citizens conducts a general banking business that involves collecting customer deposits, making loans, purchasing securities, and offering Trust services. Citizens maintains its main office at 100 East Water Street, Sandusky, Ohio and operates branch banking offices in the following Ohio communities: Sandusky (2), Norwalk (2), Berlin Heights, Huron, Castalia, New Washington, Shelby (3), Willard, Crestline, Chatfield, Tiro, Greenwich, Plymouth, Shiloh, Akron, Dublin, Hilliard, Plain City, Russells Point, Urbana (2), West Liberty and Quincy. Additionally, Citizens operates a loan production office in Port Clinton, Ohio.

Our principal executive offices are located at 100 East Water Street, Sandusky, Ohio 44870, and our telephone number is (419) 625-4121. Our Internet address is http://www.fcza.com. The information on our website is not a part of or incorporated by reference in this prospectus.

Securities Being Offered

On January 23, 2009, we completed the sale to the United States Department of the Treasury (the “U.S. Treasury”) of $23,184,000 of our Fixed Rate Cumulative Perpetual Preferred Shares, Series A, Liquidation Preference Amount $1,000 Per Share (the “Series A Preferred Shares”), under the U.S. Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”). To finalize our participation in the CPP, we entered into a Letter Agreement, dated January 23, 2009, including the Securities Purchase Agreement – Standard Terms attached thereto (the “Securities Purchase Agreement”), with the U.S. Treasury. The Securities Purchase Agreement is filed as Exhibit 10.1 to the registration statement of which this prospectus is a part and is incorporated into this prospectus by reference. Pursuant to the terms of the Securities Purchase Agreement, we issued and sold to the U.S. Treasury (1) 23,184 Series A Preferred Shares and (2) a ten-year Warrant to purchase 469,312 of our Common Shares, each without par value, at an exercise price of $7.41 per share. The issuance and sale to the U.S. Treasury of the Series A Preferred Shares and the Warrant was made in a private placement exempt from the registration requirements of the Securities Act.

In accordance with the requirements of the Securities Purchase Agreement, we are registering for resale the Series A Preferred Shares, the Warrant and the Common Shares underlying the Warrant (collectively, the “securities”). The terms of the securities are described under “CAPITAL STOCK OF FIRST CITIZENS,” “DESCRIPTION OF SERIES A PREFERRED SHARES,” “DESCRIPTION OF WARRANT TO PURCHASE COMMON SHARES” and “DESCRIPTION OF WARRANT TO PURCHASE COMMON SHARES.”

The Offering

Issuer:	First Citizens Banc Corp

Initial Selling Securityholder:	The United States Department of the Treasury

Selling Securityholders:	Collectively, the Initial Selling Securityholder and its successors, including transferees.

Securities Offered:

•        Up to 23,184 Preferred Shares;

•        A Warrant to purchase up to 469,312 Common Shares; and

•        Up to 469,312 Common Shares that the Selling Securityholders have the right to purchase upon the exercise of the Warrant, subject to adjustment as described in this prospectus.

Use of Proceeds:	We will not receive any proceeds from any resale of the Preferred Shares or the Warrant sold from time to time under this prospectus by the Selling Securityholders.

Risk Factors:	An investment in our securities involves a high degree of risk. See “RISK FACTORS” beginning on page 5 together with the other information contained in or incorporated by reference into this prospectus for a discussion of certain factors that you should consider when evaluating an investment in our securities.

Nasdaq Capital Market Symbol:	FCZA

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and preferred share dividends for the periods shown. For the purpose of computing the ratios, earnings represent the sum of income before income taxes plus fixed charges and preferred share dividend requirements. Fixed charges represent total interest expense, including interest of deposits, FHLB advances, subordinated debentures, repurchase agreements, notes payable and other interest expense. Preferred share dividend requirements represent the amount of pre-tax income required to pay the dividends on preferred shares. The Company had no preferred shares outstanding before the Series A Preferred Shares issuance in January 2009.

	For the Three Months Ended March 31,				For the Year Ended December 31,
	2012		2011		2011		2010		2009		2008		2007
Ratio of earnings to fixed charges and preferred dividends:
Including Interest on Deposits	1.86	x	1.37	x	1.55	x	0.73	x	1.09	x	(0.73	)x	1.49	x
Excluding Interest on Deposits	2.88	x	1.94	x	2.35	x	0.30	x	1.27	x	(4.87	)x	2.57	x

RISK FACTORS

An investment in our securities is subject to risks inherent in our business and risks related to the securities. Before making an investment decision, you should carefully consider the risks described below as well as those risks described under the section captioned “RISK FACTORS” in any applicable prospectus supplement, under the heading “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, and in our updates to those risk factors under the heading “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition and results of operations, as well as our ability to pay dividends on the securities, could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose some or all of your investment.

Risks Related to the Company and its Business

CHANGES IN LOCAL AND NATIONAL ECONOMIC CONDITIONS COULD ADVERSELY AFFECT OUR EARNINGS, AS OUR BORROWERS’ ABILITY TO REPAY LOANS AND THE VALUE OF THE COLLATERAL SECURING OUR LOANS DECLINE.

Our success depends to a significant extent upon local and national economic conditions, as well as governmental fiscal and monetary policies. Conditions such as inflation, recession, unemployment, changes in interest rates, money supply and other factors beyond our control can adversely affect our asset quality, deposit levels and loan demand and, therefore, our earnings and our capital. Because we have a significant amount of real estate loans, additional decreases in real estate values could adversely affect the value of property used as collateral and our ability to sell the collateral upon foreclosure. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings and cash flows. The vast majority of the loans made by Citizens are to individuals and businesses located in Ohio. As a result, a significant continued decline in the economy in Ohio could have a materially adverse effect on our financial condition and results of operations.

WE MAY BE UNABLE TO MANAGE INTEREST RATE RISKS, WHICH COULD REDUCE OUR NET INTEREST INCOME.

Our results of operations are affected principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. We cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, affect interest income and interest expense. We have ongoing policies and procedures designed to manage the risks from changes in market interest rates. However, changes in interest rates can still have a material adverse effect on our profitability.

In addition, certain assets and liabilities may react in different degrees to changes in market interest rates. For example, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while interest rates on other types may lag behind. Some of our assets, such as adjustable rate mortgages, have features that restrict changes in their interest rates, including rate caps.

Interest rates are highly sensitive to many factors that are beyond our control. Some of these factors include:

•	inflation;

•	recession;

•	unemployment;

•	money supply;

•	international disorders; and

•	instability in domestic and foreign financial markets.

Changes in interest rates may affect the level of voluntary prepayments on the Company’s loans and may also affect the level of financing or refinancing by customers. Although the Company pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on its profitability.

STRONG COMPETITION WITHIN OUR MARKET AREA MAY REDUCE OUR ABILITY TO ATTRACT AND RETAIN DEPOSITS AND ORIGINATE LOANS.

We face competition both in originating loans and in attracting deposits. We compete for clients by offering excellent service and competitive rates on our loans and deposit products. The type of institutions we compete with include large regional financial institutions, community banks, thrifts and credit unions operating within the Company’s market area. Nontraditional sources of competition for loan and deposit dollars come from captive auto finance companies, mortgage banking companies, internet banks, brokerage companies, insurance companies and direct mutual funds. As a result of their size and ability to achieve economies of scale, certain of our competitors offer a broader range of products and services than we offer. In addition, to stay competitive in our markets we may need to adjust the interest rates on our products to match the rates offered by our competitors, which could adversely affect our net interest margin. As a result, our profitability depends upon our continued ability to successfully compete in our market areas while achieving our investment objectives.

OUR BUSINESSES HAVE BEEN AND MAY CONTINUE TO BE ADVERSELY AFFECTED BY CURRENT CONDITIONS IN THE FINANCIAL MARKETS AND ECONOMIC CONDITIONS GENERALLY.

The capital and credit markets have been experiencing unprecedented levels of volatility since 2008. As a consequence of the U.S. economic recession, business activity across a wide range of industries has faced serious difficulties due to the lack of consumer spending and the extreme lack of liquidity in the global credit markets. Unemployment has also increased significantly.

A sustained weakness or weakening in business and economic conditions generally or specifically in the markets in which we do business could have one or more of the following adverse effects on our businesses:

•	A decrease in the demand for loans and other products and services offered by us;

•	A further impairment of certain intangible assets, such as goodwill; and/or

•

An increase in the number of clients who become delinquent, file for protection under bankruptcy laws or default on their loans or other obligations to us. An increase in the number of delinquencies, bankruptcies or defaults could result in a higher level of nonperforming assets, net charge-offs, provision for loan losses, and valuation adjustments on loans held for sale.

LEGISLATIVE OR REGULATORY CHANGES OR ACTIONS COULD ADVERSELY IMPACT OUR BUSINESS.

The financial services industry is extensively regulated. Banking laws and regulations are primarily intended for the protection of consumers, depositors and the deposit insurance fund, not to benefit our shareholders. Changes to laws and regulations or other actions by regulatory agencies may negatively impact us, possibly limiting the services we provide, increasing the ability of non-banks to compete with us or requiring us to change the way we operate. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the ability to impose restrictions on the operation of an institution and the ability to determine the adequacy of an institution’s allowance for loan losses. Failure to comply with applicable laws, regulations and policies could result in sanctions being imposed by the regulatory agencies, including the imposition of civil money penalties, which could have a material adverse effect on our operations and financial condition.

In light of current conditions in the global financial markets and the global economy, regulators have increased their focus on the regulation of the financial services industry. Recently, Congress and the federal bank regulators have acted on an unprecedented scale in responding to the stresses experienced in the global financial markets. Some of the laws enacted by Congress and regulations promulgated by federal bank regulators subject us, and other financial institutions, to additional restrictions, oversight and costs that may have an impact on our business and results of operations.

The Dodd-Frank Act was signed into law on July 21, 2010 and, although it became generally effective in July 2010, many of its provisions have extended implementation periods and delayed effective dates and will require extensive rulemaking by regulatory authorities. The Dodd-Frank Act, including future rules implementing its provisions and the interpretation of those rules, could result in a number of adverse impacts. The levels of capital and liquidity with which the Company must operate may be subject to more stringent capital requirements. In addition, the Company may be subjected to higher deposit insurance premiums to the FDIC. The Company may also be subject to additional regulations under the newly established Bureau of Consumer Financial Protection which was given broad authority to implement new consumer protection regulations. These and other provisions of the Dodd-Frank Act may place significant additional costs on the Company, impede its growth opportunities and place it at a competitive disadvantage.

DEPOSIT INSURANCE PREMIUMS MAY INCREASE AND HAVE A NEGATIVE EFFECT ON OUR RESULTS OF OPERATIONS.

The Deposit Insurance Fund (the “DIF”) maintained by the FDIC to resolve bank failures is funded by fees assessed on insured depository institutions. The costs of resolving bank failures has increased during the last few years and decreased the DIF. The FDIC collected a special assessment in 2009 to replenish the DIF and also required a prepayment of an estimated amount of future deposit insurance premiums. If the costs of future bank failures increase, the deposit insurance premiums required to be paid by Citizens may also increase.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB POTENTIAL LOSSES IN OUR LOAN PORTFOLIO.

Lending money is a substantial part of our business. However, every loan we make carries a risk of non-payment. This risk is affected by, among other things, cash flow of the borrower and/or the project being financed, changes and uncertainties as to the future value of the collateral securing such loan, the credit history of the particular borrower, changes in economic and industry conditions, and the duration of the loan.

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make significant estimates that affect the financial statements. One of our most critical estimates is the level of the allowance for loan losses. Due to the inherent nature of these estimates, we cannot provide absolute assurance that we will not be required to charge earnings for significant unexpected loan losses.

We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses within the loan portfolio. We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of loans. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, the credit quality of the loan portfolio, the collateral supporting the loans and the performance of customers relative to their financial obligations with us. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed current estimates. We cannot fully predict the amount or timing of losses or whether the allowance for loan losses will be adequate in the future. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to the allowance. Excessive loan losses and significant additions to our allowance for loan losses could have a material adverse impact on our financial condition and results of operations.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our financial condition and results of operations.

WE RELY HEAVILY ON OUR MANAGEMENT TEAM, AND THE UNEXPECTED LOSS OF KEY MANAGEMENT MAY ADVERSELY AFFECT OUR OPERATIONS.

Our success to date has been strongly influenced by our ability to attract and to retain senior management experienced in banking in the markets we serve. Our ability to retain executive officers and the current management teams will continue to be important to successful implementation of our strategies. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

WE NEED TO STAY CURRENT ON TECHNOLOGICAL CHANGES IN ORDER TO COMPETE AND MEET CUSTOMER DEMANDS.

The financial services market, including banking services, is undergoing rapid changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and may enable us to reduce costs. Our future success will depend, in part, on our ability to use technology to provide products and services that provide convenience to customers and to create additional efficiencies in our operations. Some of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

OUR INFORMATION SYSTEMS MAY EXPERIENCE AN INTERRUPTION OR SECURITY BREACH.

We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the possible failure, interruption or security breach of our information systems, there can be no assurance that any such failure, interruption or security breach will not occur or, if they do occur, that they will be adequately addressed. The occurrence of any failure, interruption or security breach of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability.

WE MAY ELECT OR BE COMPELLED TO SEEK ADDITIONAL CAPITAL IN THE FUTURE, BUT CAPITAL MAY NOT BE AVAILABLE WHEN IT IS NEEDED.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. In addition, we may elect to raise additional capital to support our business or to finance acquisitions, if any, or we may otherwise elect to raise additional capital. In that regard, a number of financial institutions have recently raised considerable amounts of capital as a result of deterioration in their results of operations and financial condition arising from the turmoil in the mortgage loan market, deteriorating economic conditions, declines in real estate values and other factors, which may diminish our ability to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets, economic conditions and a number of other factors, many of which are outside our control, and on our financial performance. Accordingly, we cannot be assured of our ability to raise additional capital if needed or on terms acceptable to us. If we cannot raise additional capital when needed, it may have a material adverse effect on our financial condition, results of operations and prospects.

WE MAY BE THE SUBJECT OF LITIGATION WHICH COULD RESULT IN LEGAL LIABILITY AND DAMAGE TO OUR BUSINESS AND REPUTATION.

From time to time, we may be subject to claims or legal action from customers, employees or others. Financial institutions like First Citizens and Citizens are facing a growing number of significant class actions, including those based on the manner of calculation of interest on loans and the assessment of overdraft fees. Future litigation could include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. We are also involved from time to time in other reviews, investigations and proceedings (both formal and informal) by governmental and other agencies regarding our business. These matters also could result in adverse judgments, settlements, fines, penalties, injunctions or other relief. Like other large financial institutions, we are also subject to risk from potential employee misconduct, including non-compliance with policies and improper use or disclosure of confidential information. Substantial legal liability or significant regulatory action against us could materially adversely affect our business, financial condition or results of operations and/or cause significant reputational harm to our business.

WE DEPEND UPON THE ACCURACY AND COMPLETENESS OF INFORMATION ABOUT CUSTOMERS AND OTHER PARTIES.

In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information provided to us by customers and other parties, including financial statements and other financial information. We may also rely on representations of customers and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to a business, we may assume that the customer’s audited financial statements conform with accounting principles generally accepted in the United States and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. We may also rely on the audit report covering those financial statements. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with generally accepted accounting principles or that are materially misleading, or on other financial information that is inaccurate or incomplete.

THE RECENT REPEAL OF FEDERAL PROHIBITIONS ON PAYMENT OF INTEREST ON DEMAND DEPOSITS COULD INCREASE OUR INTEREST EXPENSE.

All federal prohibitions on the ability of financial institutions to pay interest on demand deposit accounts were repealed as part of the Dodd-Frank Act. As a result, beginning on July 21, 2011, financial institutions could commence offering interest on demand deposits to compete for clients. We do not yet know what interest rates other institutions may offer. Our interest expense will increase and our net interest margin will decrease if we begin offering interest on demand deposits to attract new customers or maintain current customers, which could have a material adverse effect on our business, financial condition and results of operation.

Risks Related to the Series A Preferred Shares

THE SERIES A PREFERRED SHARES ARE EQUITY AND ARE SUBORDINATED TO ALL OF OUR EXISTING AND FUTURE INDEBTEDNESS. WE ARE HIGHLY DEPENDENT ON DIVIDENDS AND OTHER AMOUNTS FROM OUR SUBSIDIARIES IN ORDER TO PAY DIVIDENDS ON, AND REDEEM AT OUR OPTION, THE SERIES A PREFERRED SHARES, WHICH ARE SUBJECT TO VARIOUS PROHIBITIONS AND OTHER RESTRICTIONS. THE SERIES A PREFERRED SHARES PLACE NO LIMITATIONS ON THE AMOUNT OF INDEBTEDNESS WE AND OUR SUBSIDIARIES MAY INCUR IN THE FUTURE.

The Series A Preferred Shares are equity interests in the Company and do not constitute indebtedness. As such, the Series A Preferred Shares, like our Common Shares, rank junior to all existing and future indebtedness and other non-equity claims on the Company with respect to assets available to satisfy claims on us, including in a liquidation of the Company. In addition, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of perpetual preferred stock like the Series A Preferred Shares, there is no stated maturity date (although the Series A Preferred Shares are subject to redemption at our option) and dividends are payable only if, when and as authorized and declared by our Board of Directors and depend on, among other matters, our historical and projected results of operations, liquidity, cash flows, capital levels, financial condition, debt service requirements and other cash needs, financing covenants, applicable state law, federal and state regulatory prohibitions and other restrictions and any other factors our Board of Directors deems relevant at the time.

The Series A Preferred Shares are not savings accounts, deposits or other obligations of any depository institution and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. Furthermore, the Company is a legal entity that is separate and distinct from the Bank, and the Bank has no obligation, contingent or otherwise, to make any payments in respect of the Series A Preferred Shares or to make funds available for payment of dividends or redemption of the Series A Preferred Shares. Because we are a holding company and maintain only limited cash at the holding company level, our ability to pay dividends on, and redeem at our option (and subject to prior regulatory approval), the Series A Preferred Shares will be highly dependent upon the receipt of dividends, fees and other amounts from the Bank, which, in turn, will be highly dependent upon the historical and projected results of operations, liquidity, cash flows and financial condition of the Bank. In addition, the right of the Company to participate in any distribution of assets of the Bank or any other of its subsidiaries upon their respective liquidation or reorganization will be subject to the prior claims of the creditors (including depositors) of the applicable subsidiary, except to the extent that we are a creditor, and are recognized as a creditor, of such subsidiary. Accordingly, the holders of the Series A Preferred Shares will be structurally subordinated to all existing and future obligations the Bank and our other subsidiaries.

There are also various legal and regulatory prohibitions and other restrictions on the ability of the Bank to pay dividends, extend credit or otherwise transfer funds to us or our affiliates. Such dividend payments are subject to regulatory tests, generally based on current and retained earnings of the Bank and other factors, and may require regulatory approval. Dividend payments to the Company from the Bank may also be prohibited if such payments would impair the capital of the Bank and in certain other cases. In addition, regulatory rules limit the aggregate amount of a depository institution’s loans to, and investments in, any single affiliate in varying thresholds and may prevent us from borrowing from the Bank and require any permitted borrowings to be collateralized.

We are also subject to various legal and regulatory policies and requirements impacting our ability to pay dividends on, or redeem, the Series A Preferred Shares. Under the Federal Reserve’s capital regulations, the Company’s redemption of any of the Series A Preferred Shares may be subject to prior regulatory approval. The Federal Reserve also may require us to consult with it prior to increasing dividends. In addition, as a matter of policy, the Federal Reserve may restrict or prohibit the payment of dividends if (i) our net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends; (ii) our prospective rate of earnings retention is not consistent with our capital needs and overall current and prospective financial condition; (iii) we will not meet, or are in danger of not meeting, our minimum regulatory capital ratios; or (iv) the Federal Reserve otherwise determines that the payment of dividends would constitute an unsafe or unsound practice. Recent and future regulatory developments may result in additional restrictions on our ability to pay dividends.

The terms of the Series A Preferred Shares do not limit the amount of debt or other obligations we or our subsidiaries may incur in the future. Accordingly, we and our subsidiaries may incur substantial amounts of additional debt and other obligations that will rank senior to the Series A Preferred Shares or to which the Series A Preferred Shares will be structurally subordinated.

AN ACTIVE TRADING MARKET FOR THE SERIES A PREFERRED SHARES IS NOT EXPECTED TO DEVELOP OR BE MAINTAINED.

The Series A Preferred Shares are not currently listed on any securities exchange or available for quotation on any national quotation system, and we do not anticipate listing the Series A Preferred Shares. There can be no assurance that an active trading market for the Series A Preferred Shares will develop or, if developed, will be maintained. If an active market is not developed and maintained, the market value and liquidity of the Series A Preferred Shares may be materially and adversely affected.

THE SERIES A PREFERRED SHARES MAY BE JUNIOR IN RIGHTS AND PREFERENCES TO OUR FUTURE PREFERRED STOCK.

Subject to approval by the holders of at least 66 2/3% of the Series A Preferred Shares then outstanding, voting as a separate class, we may issue preferred stock in the future having terms which are expressly senior to the Series A Preferred Shares. The terms of any such future preferred stock expressly senior to the Series A Preferred Shares may prohibit or otherwise restrict dividend payments on the Series A Preferred Shares. For example, the terms of any such senior preferred stock may provide that, unless full dividends for all of our outstanding preferred stock senior to the Series A Preferred Shares have been paid for the relevant periods, no dividends will be paid on the Series A Preferred Shares, and no Series A Preferred Shares may be repurchased, redeemed, or otherwise acquired by us. In addition, in the event of our liquidation, dissolution or winding-up, the terms of any such senior preferred stock would likely prohibit us from making any payments on the Series A Preferred Shares until all amounts due to holders of such senior preferred stock are paid in full.

HOLDERS OF THE SERIES A PREFERRED SHARES HAVE LIMITED VOTING RIGHTS.

Unless and until we are in arrears on our dividend payments on the Series A Preferred Shares for six quarterly periods, whether or not consecutive, the holders of the Series A Preferred Shares will have no voting rights except with respect to certain fundamental changes in the terms of the Series A Preferred Shares and certain other matters and except as may be required by applicable law. If dividends on the Series A Preferred Shares are not paid in full for six quarterly periods, whether or not consecutive, the total number of positions on the Company’s Board of Directors will automatically increase by two and the holders of the Series A Preferred Shares, acting as a class with any other shares of our preferred stock with parity voting rights to the Series A Preferred Shares, will have the right to elect two individuals to serve in the new director positions. This right and the terms of such directors will end when we have paid in full all accrued and unpaid dividends for all past dividend periods. See “DESCRIPTION OF SERIES A PREFERRED SHARES – VOTING RIGHTS” in this prospectus.

WE ARE SUBJECT TO EXTENSIVE REGULATION, AND OWNERSHIP OF THE SERIES A PREFERRED SHARES MAY HAVE REGULATORY IMPLICATIONS FOR HOLDERS THEREOF.

We are subject to extensive federal and state banking laws, including the Bank Holding Company Act of 1956, as amended (the “BHCA”), and federal and state banking regulations, that impact the rights and obligations of owners of the Series A Preferred Shares, including, for example, our ability to declare and pay dividends on, and to redeem, the Series A Preferred Shares. Although the Company does not believe the Series A Preferred Shares are considered “voting securities” currently, if they were to become voting securities for the purposes of the BHCA, whether because the Company has missed six dividend payments and holders of the Series A Preferred Shares have the right to elect directors as a result, or for other reasons, a holder of 25% of more of the Series A Preferred Shares, or a holder of a lesser percentage of the Series A Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the BHCA. In addition, if the Series A Preferred Shares become “voting securities”, then (a) any bank holding company or foreign bank that is subject to the BHCA may need approval to acquire or retain more than 5% of the then outstanding Series A Preferred Shares, and (b) any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the Series A Preferred Shares. A holder or group of holders may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Holders of the Series A Preferred Shares should consult their own counsel with regard to regulatory implications.

IF WE REDEEM THE SERIES A PREFERRED SHARES, YOU MAY BE UNABLE TO REINVEST THE REDEMPTION PROCEEDS IN A COMPARABLE INVESTMENT AT THE SAME OR GREATER RATE OF RETURN.

We have the right to redeem the Series A Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we are permitted to, and choose to, redeem the Series A Preferred Shares in part, we have been informed by the Depository Trust Company (the “DTC”) that its current practice is to determine by lot the amount of the interest of each direct participant (through which beneficial owners hold their interest) to be redeemed. If we are permitted to, and choose to, redeem the Series A Preferred Shares, we are likely to do so if we are able to obtain a lower cost of capital. If prevailing interest rates are relatively low if or when we choose to redeem the Series A Preferred Shares, you generally will not be able to reinvest the redemption proceeds in a comparable investment at the same or greater rate of return. Furthermore, if we redeem the Series A Preferred Shares in part, the liquidity of the remaining outstanding Series A Preferred Shares may be limited.

IF WE DO NOT REDEEM THE SERIES A PREFERRED SHARES PRIOR TO FEBRUARY 15, 2014, THE COST OF THIS CAPITAL TO US WILL INCREASE SUBSTANTIALLY AND COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR LIQUIDITY AND CASH FLOWS.

We have the right to redeem the Series A Preferred Shares, in whole or in part, at our option at any time, subject to prior regulatory approval. If we do not redeem the Series A Preferred Shares prior to February 15, 2014, the cost of this capital to us will increase substantially on and after that date, with the dividend rate increasing from 5.0% per annum to 9.0% per annum, which could have a material adverse effect on our liquidity and cash flows. See “DESCRIPTION OF SERIES A PREFERRED SHARES – REDEMPTION AND REPURCHASES” in this prospectus. Any redemption by us of the Series A Preferred Shares would require prior regulatory approval from the Federal Reserve. We have not applied for such regulatory approval, although, in the future, we may seek such approval and, if such approval is obtained (as to which no assurance can be given), redeem the Series A Preferred Shares for cash.

OUR COMPENSATION EXPENSE MAY INCREASE AFTER THE U.S. TREASURY’S SALE OF THE PREFERRED SHARES.

As a result of our participation in the CPP, among other things, we are subject to the U.S. Treasury’s current standards for executive compensation and corporate governance for the period during which the U.S. Treasury holds our Preferred Shares. These standards were most recently set forth in the Interim Final Rule on TARP Standards for Compensation and Corporate Governance, published June 15, 2009. If the U.S. Treasury no longer owns any of the Preferred Shares, these executive compensation and corporate governance standards will no longer be applicable and our compensation expense for our executive officers and other senior employees may increase.

THE U.S. TREASURY IS A FEDERAL AGENCY AND YOUR ABILITY TO BRING A CLAIM AGAINST THE U.S. TREASURY UNDER THE FEDERAL SECURITIES LAWS IN CONNECTION WITH A PURCHASE OF PREFERRED SHARES MAY BE LIMITED.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, the U.S. Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. Accordingly, any attempt to assert such a claim against the officers, agents or employees of the U.S. Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, any prospectus supplement hereto, the registration statement of which this prospectus or the documents incorporated by reference in this prospectus are a part or resulting from any other act or omission in connection with the offering of the Preferred Shares by the U.S. Treasury would likely be barred.

Risks Related to the Company’s Common Shares

TRADING IN OUR COMMON SHARES IS VERY LIMITED, WHICH MAY ADVERSELY AFFECT THE TIME AND THE PRICE AT WHICH OUR COMMON SHARES MAY BE SOLD.

Although the Common Shares of the Company are quoted on The NASDAQ Capital Market, trading in the Company’s Common Shares is not active, and the spread between the bid and the ask price is often wide. As a result, you may not be able to sell your shares on short notice, and the sale of a large number of shares at one time could temporarily depress the market price.

WE DEPEND ON OUR SUBSIDIARY BANK FOR DIVIDENDS.

As a financial holding company, our principal source of funds to pay dividends on our Common Shares is dividends from Citizens. In the event that Citizens is unable to pay dividends, we may not be able to pay dividends on our Common Shares. Accordingly, our inability to receive dividends from Citizens could also have a material adverse effect on our business, financial condition and results of operations. Citizens is currently permitted to pay dividends.

The ability of Citizens to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, Citizens may not declare a dividend without the approval of the State of Ohio Division of Financial Institutions unless the total of the dividends in a calendar year exceeds the total net profits of the bank for the year combined with the retained profits of the bank for the two preceding years.

WE MAY ISSUE DEBT AND EQUITY SECURITIES THAT ARE SENIOR TO OUR COMMON SHARES AS TO DISTRIBUTIONS AND IN LIQUIDATION, WHICH COULD NEGATIVELY AFFECT THE VALUE OF OUR COMMON SHARES.

In the future, we may increase our capital resources by entering into debt or debt-like financing or issuing debt or equity securities, which could include issuances of senior notes, subordinated notes, preferred shares or common shares. In the event of our liquidation, our lenders and holders of our debt or preferred securities would receive a distribution of our available assets before distributions to the holders of our Common Shares. Our decision to incur debt and issue securities in future offerings will depend on market conditions and other factors beyond our control. We cannot predict or estimate the amount, timing or nature of its future offerings and debt financings. Future offerings could reduce the value of our Common Shares and dilute a shareholder’s interest in us.

OUR COMMON SHARES ARE NOT INSURED BY ANY GOVERNMENTAL ENTITY.

Our Common Shares are not a deposit account or other obligation of any bank and is not insured by the FDIC or any other governmental entity. An investment in our Common Shares is subject to risk, including possible loss of the entire investment.

ANTI-TAKEOVER PROVISIONS COULD NEGATIVELY IMPACT OUR SHAREHOLDERS.

Our Articles of Incorporation, as amended (the “Articles”) and Amended and Restated Code of Regulations (the “Code of Regulations”), as well as the laws of the State of Ohio, include provisions which are designed to provide our Board of Directors with time to consider whether a hostile takeover offer is in the best interests of us and our shareholders. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. The provisions also could diminish the opportunities for a holder of our Common Shares to participate in tender offers, including tender offers at a price above the then-current price for our Common Shares. These provisions could also prevent transactions in which our shareholders might otherwise receive a premium for their shares over then-current market prices, and may limit the ability of our shareholders to approve transactions that they may deem to be in their best interests.

IF AN ENTITY HOLDS AS LITTLE AS A 5% INTEREST IN OUR OUTSTANDING SECURITIES, THAT ENTITY COULD, UNDER CERTAIN CIRCUMSTANCES, BE SUBJECT TO REGULATION AS A “BANK HOLDING COMPANY.”

Any entity, including a “group” composed of natural persons, owning or controlling with the power to vote 25% or more of our outstanding securities, or 5% or more if the holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the BHCA. In addition, (i) any bank holding company or foreign bank with a U.S. presence may be required to obtain the approval of the Federal Reserve Board under the BHCA to acquire or retain 5% or more of our outstanding securities and (ii) any person not otherwise defined as a company by the BHCA and its implementing regulations may be required to obtain the approval of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of our outstanding securities. Becoming a bank holding company imposes statutory and regulatory restrictions and obligations, such as providing managerial and financial strength for its bank subsidiaries. Regulation as a bank holding company could require the holder to divest all or a portion of the holder’s investment in our securities or those nonbanking investments that may be deemed impermissible or incompatible with bank holding company status, such as a material investment in a company unrelated to banking.

THE PREFERRED SHARES IMPACT NET INCOME AVAILABLE TO OUR COMMON SHAREHOLDERS AND EARNINGS PER COMMON SHARE AND THE WARRANT WE ISSUED TO THE U.S. TREASURY MAY BE DILUTIVE TO HOLDERS OF OUR COMMON SHARES.

The dividends declared on the Preferred Shares will reduce the net income available to common shareholders and our earnings per Common Share. Additionally, the ownership interest of the existing holders of our Common Shares will be diluted to the extent the Warrant we issued to the U.S. Treasury in conjunction with the sale to the U.S. Treasury of the Preferred Shares is exercised. The Common Shares underlying the Warrant represent beneficial ownership of approximately 5.7% of our Common Shares outstanding as of May 8, 2012 (including the Common Shares issuable upon exercise of the Warrant in the total number of Common Shares outstanding). Although the U.S. Treasury has agreed not to vote any of the Common Shares it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any Common Shares acquired upon exercise of the Warrant is not bound by this restriction.

OUR PARTICIPATION IN THE CPP SUBJECTS US TO SEVERAL RESTRICTIONS, INCLUDING RESTRICTIONS ON OUR ABILITY TO DECLARE OR PAY DIVIDENDS ON OUR COMMON SHARES, AND COULD HAVE OTHER NEGATIVE EFFECTS.

We are subject to a number of restrictions and obligations as a result of our participation in the CPP. As long as the Series A Preferred Shares that we issued to the U.S. Treasury remain outstanding, we will be permitted to declare and pay dividends on our Common Shares only if all accrued and unpaid dividends for all past dividend periods on the Series A Preferred Shares are fully paid. Until the third anniversary of the sale of the Series A Preferred Shares, unless such shares have been transferred or redeemed in whole, any increase in dividends on our Common Shares above the amount of the last quarterly cash dividend per share declared prior to October 14, 2008 ($0.15 per share) will require prior approval of the U.S. Treasury.

Unless we are able to redeem the Series A Preferred Shares before February 15, 2014, the cost of this capital will increase on that date, from 5% (approximately $1,159,200 annually) to 9% (approximately $2,086,560 annually). Depending on our financial condition at the time, this increase in dividends on the Series A Preferred Shares could have a negative effect on our capacity to pay dividends on our Common Shares.

Additional restrictions and requirements may be imposed on us by the U.S. Treasury or Congress at a later date. These restrictions may apply to us retroactively and their imposition is outside of our control.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale by the selling securityholders of the securities offered by this prospectus or any accompanying prospectus supplement. If the holder of the Warrant does not elect a cashless exercise, we may receive proceeds from the exercise of some or all of the Warrant, which we will use for general corporate purposes. See the discussion in the section captioned “DESCRIPTION OF WARRANT TO PURCHASE COMMON SHARES — Exercise of the Warrant.”

CAPITAL STOCK OF FIRST CITIZENS

The following summary describes the material features of our capital stock. This summary does not describe every aspect of our capital stock and is subject to, and qualified in its entirety by reference to, all of the provisions of our Articles and Code of Regulations each of which is attached as an exhibit to the registration statement of which this prospectus is a part, and the applicable provisions of Ohio law.

We are authorized under the Articles to issue up to 20,000,000 Common Shares and up to 200,000 Series A Preferred Shares, each without par value. As of May 8, 2012, we had 7,707,917 Common Shares outstanding and 23,184 Series A Preferred Shares outstanding. See the description of our Common Shares in the section captioned “DESCRIPTION OF COMMON SHARES” and the description of the Series A Preferred Shares in the section captioned “DESCRIPTION OF SERIES A PREFERRED SHARES.”

Our authorized but unissued preferred shares are typically referred to as “blank check” preferred shares. This term refers to preferred shares for which the rights and restrictions are determined by the board of directors of a corporation at the time the preferred shares are issued. Under the Articles, our Board of Directors has the authority, without any further shareholder vote or action, to issue the remaining preferred shares in one or more series, from time to time, with such rights, preferences and relative, participating, optional or other special rights and privileges of, and qualifications, limitations or restrictions upon, the preferred shares, as may be provided in the amendment or amendments to the Articles adopted by our Board of Directors. Under Ohio law, absent a determination by our Board of Directors to establish different voting rights, holders of preferred shares would be entitled to one vote per share on matters to be voted upon by the holders of Common Shares and preferred shares voting together as a single class. Ohio law would also entitle the holders of preferred shares to exercise a class vote on certain matters.

The authority of our Board of Directors includes, but is not limited to, the determination or fixing of the following with respect to preferred shares of any series:

•	the division of the preferred shares into series and the designation and authorized number of shares in each series (up to the number of preferred shares authorized);

•	the voting rights (full, conditional or limited) of the preferred shares of each series;

•	the dividend rates or the amount of dividends to be paid on the preferred shares of each series and whether the dividends are to be cumulative;

•	whether preferred shares are to be redeemable, and, if so, the price or prices at which, and the terms and conditions upon which the preferred shares may be redeemed;

•	the liquidation rights to which the holders of preferred shares will be entitled;

•	whether the preferred shares will be subject to the operation of a sinking fund, and, if so, upon what conditions;

•

whether the preferred shares will be convertible into or exchangeable for shares of any other class or of any other series of any class of capital stock and the terms and conditions of the conversion or exchange;

•	the price or other consideration for which the preferred shares are to be issued;

•	whether the issuance of any additional shares, or of any shares of any other series, will be subject to restrictions; and

•	any other designations, preferences, limitations or rights permitted by the Articles and Ohio law.

DESCRIPTION OF SERIES A PREFERRED SHARES

The following is a brief description of the terms of the Series A Preferred Shares that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our Articles, including the Certificate of Amendment by Directors to Articles with respect to the Series A Preferred Shares, copies of which have been filed with the SEC and are also available upon request from us.

General

Our Board of Directors has designated 23,184 of our preferred shares as Series A Preferred Shares, all of which were issued to the U.S. Treasury in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding Series A Preferred Shares are validly issued, fully paid and nonassessable.

Dividends Payable on Series A Preferred Shares

Holders of Series A Preferred Shares are entitled to receive if, as and when declared by our Board of Directors or a duly authorized committee of the Board of Directors, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per Series A Preferred Share from January 23, 2009 to, but excluding, February 15, 2014. From and after February 15, 2014, holders of Series A Preferred Shares are entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per Series A Preferred Shares with respect to each Dividend Period thereafter.

Dividends have been payable quarterly in arrears on each February 15, May 15, August 15 and November 15 (each, a “Dividend Payment Date”), since February 15, 2009. If any Dividend Payment Date is not a business day, then the next business day will be the applicable Dividend Payment Date, and no additional dividends will accrue as a result of the applicable postponement of the Dividend Payment Date. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period,” provided that the initial Dividend Period was the period from and including January 23, 2009 to, but excluding, February 15, 2009. Dividends payable during any Dividend Period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on any date prior to the end of a Dividend Period will be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends payable with respect to the Series A Preferred Shares are payable to holders of record of Series A Preferred Shares on the date that is the 15th calendar day immediately preceding the applicable Dividend Payment Date or such other record date as our Board of Directors or any duly authorized committee of the Board of Directors determines, so long as such record date is not more than 60 nor less than 10 days prior to the applicable Dividend Payment Date.

If we determine not to pay any dividend or a full dividend with respect to the Series A Preferred Shares, we are required to provide written notice to the holders of Series A Preferred Shares prior to the applicable Dividend Payment Date.

We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to our financial condition, that the payment of dividends would be an unsafe or unsound practice and to prohibit the payment thereof. Currently, the Federal Reserve Board requires that we obtain its approval prior to paying dividends to our shareholders. In addition, we are subject to Ohio state laws relating to the payment of dividends.

Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by our subsidiaries. Thus, as a practical matter, any restrictions on the ability of our subsidiaries to pay dividends will act as restrictions on the amount of funds available for payment of dividends by First Citizens. The ability of Citizens to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, Citizens may declare a dividend without the approval of the State of Ohio Division of Financial Institutions so long as the total of the dividends in a calendar year does not exceed the total net profits of the bank for the year combined with the retained profits of the bank for the two preceding years.

Priority of Dividends and Payments on Liquidation

With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series A Preferred Shares will rank:

•

senior to our Common Shares and any other class or series of stock the terms of which expressly provide that it ranks junior to the Series A Preferred Shares as to dividend rights and/or rights on liquidation, dissolution or winding up of First Citizens (“Junior Stock”); and

•

at least equally with any other class or series of stock the terms of which do not expressly provide that it ranks senior or junior to the Series A Preferred Shares as to dividend rights and/or rights on liquidation, dissolution or winding up of First Citizens (“Parity Stock”).

So long as any Series A Preferred Shares remain outstanding, unless all accrued and unpaid dividends on the Series A Preferred Shares for all prior Dividend Periods have been paid or are contemporaneously declared and paid in full, no dividend whatsoever will be paid or declared on our Common Shares, other Junior Stock or Parity Stock, other than a dividend payable solely in Common Shares. We and our subsidiaries also may not purchase, redeem or otherwise acquire for consideration any of our Common Shares, other Junior Stock or Parity Stock, unless we have declared and paid in full all accrued and unpaid dividends on the Series A Preferred Shares for all prior Dividend Periods, other than:

•

purchases, redemptions or other acquisitions of our Common Shares or other Junior Stock in connection with the administration of our employee benefit plans in the ordinary course of business (including purchases pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation) and consistent with past practice;

•

purchases or other acquisitions by a broker-dealer subsidiary of First Citizens solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business;

•	purchases by a broker-dealer subsidiary of First Citizens for resale pursuant to an offering by First Citizens of our capital stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or Junior Stock in connection with a shareholders’ rights plan or redemptions or repurchases of rights pursuant to any shareholders’ rights plan;

•

acquisition of record ownership of Junior Stock or Parity Stock for the beneficial ownership of any other person who is not First Citizens or a subsidiary of First Citizens, including as trustee or custodian; and

•

the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock or Junior Stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 23, 2009 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Shares.

On any Dividend Payment Date for which full dividends are not paid, or declared and funds set aside therefor, on the Series A Preferred Shares and any other Parity Stock, all dividends paid or declared for payment on that Dividend Payment Date (or, with respect to Parity Stock with a different dividend payment date, on the applicable dividend date therefor falling within the Dividend Period and related to the Dividend Payment Date for the Series A Preferred Shares), with respect to the Series A Preferred Shares and any other Parity Stock, will be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the Dividend Period.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by our Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any securities, including our Common Shares and any other Junior Stock from time to time out of any funds legally available for such payment, and the holders of Series A Preferred Shares will not be entitled to participate in any such dividend.

No Conversion Rights

Holders of the Preferred Shares have no right to exchange or convert their shares into Common Shares or any other securities.

Preemptive Rights

Our Articles provide that the holders of Series A Preferred Shares do not have preemptive rights.

Redemption

Under provisions introduced by the American Recovery and Reinvestment Act of 2009 (“ARRA”), First Citizens may provide notice to the Federal Reserve Board and the U.S. Treasury of First Citizens’ desire to redeem all or part of the Series A Preferred Shares.

After receiving the required notice, the U.S. Treasury and the Federal Reserve Board will consult about the request. First Citizens will be subject to the existing supervisory procedures for approving redemption requests for capital instruments, in which First Citizens’ desire to redeem the Series A Preferred Shares will be weighed against the contribution of U.S. Treasury capital to First Citizens’ overall soundness, capital adequacy and ability to lend, including confirmation that First Citizens and its banking subsidiary, Citizens, have a comprehensive internal capital assessment process.

When all consultations have been completed, the U.S. Treasury will contact First Citizens to discuss the redemption request, including the details of the redemption and the documentation to be completed.

In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends to but excluding the date of redemption.

The Series A Preferred Shares are not subject to any mandatory redemption, sinking fund or similar provisions. Holders of Series A Preferred Shares have no right to require the redemption or repurchase of the Series A Preferred Shares.

If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the Series A Preferred Shares to be redeemed will be selected either pro rata from the holders of record of Series A Preferred Shares in proportion to the number of Series A Preferred Shares held by those holders or in such other manner as our Board of Directors or a duly authorized committee thereof may determine to be fair and equitable.

Series A Preferred Shares that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued preferred shares.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series A Preferred Shares will be entitled to receive an amount per share, referred to as the “total liquidation amount”, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series A Preferred Shares will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our Common Shares or any other shares ranking, as to that distribution, junior to the Series A Preferred Shares.

If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series A Preferred Shares and all holders of any shares of outstanding Parity Stock, the amounts paid to the holders of Series A Preferred Shares and other shares of Parity Stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series A Preferred Shares has been paid in full to all holders of Series A Preferred Shares and the corresponding amounts payable with respect to other shares of Parity Stock have been paid in full, the holders of our Common Shares or any other shares ranking, as to such distribution, junior to the Series A Preferred Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, lease, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as indicated below or otherwise required by law, the holders of Series A Preferred Shares will not have any voting rights.

Election of Two Directors upon Non-Payment of Dividends

If the dividends on the Series A Preferred Shares have not been paid for an aggregate of six quarterly Dividend Periods or more (whether or not consecutive), the authorized number of directors then constituting our Board of Directors will automatically be increased by two. Holders of Series A Preferred Shares, together with the holders of any outstanding Parity Stock with like voting rights (“Voting Parity Stock”), voting as a single class, will be entitled to elect the two additional members of our Board of Directors (“Preferred Stock Directors”) at the next annual meeting (or at a special meeting called for the purpose of electing the Preferred Stock Directors prior to the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past Dividend Periods, including the last completed Dividend Period, have been paid in full, at which time such right will terminate with respect to the Series A Preferred Shares, subject to revesting in the event of each and every subsequent failure to pay dividends in the circumstances described above. The election of any Preferred Stock Director is subject to the qualification that the election would not cause us to violate the corporate governance requirements of The NASDAQ Capital Market (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors.

Our Code of Regulations states that all shareholder nominations must be made in writing and delivered or mailed to the Secretary of the Company. Nominations must be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to the shareholder meeting, except that if less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be delivered or mailed no later than the close of business on the 7th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first (but in no event less than seven days prior to the meeting). Each nomination must contain the specific information described under the section captioned “DESCRIPTION OF COMMON SHARES – Nomination of Directors.”

Upon the termination of the right of the holders of Series A Preferred Shares and Voting Parity Stock to vote for Preferred Stock Directors, as described above, the Preferred Stock Directors will immediately cease to be qualified as directors, their term of office will terminate immediately and the number of authorized directors of First Citizens will be reduced by the number of Preferred Stock Directors that the holders of Series A Preferred Shares and Voting Parity Stock had been entitled to elect. The holders of a majority of the Series A Preferred Shares and Voting Parity Stock, voting as a class, may remove any Preferred Stock Director, with or without cause, and the holders of a majority of the Series A Preferred Shares and Voting Parity Stock, voting as a class, may fill any vacancy created by the removal of a Preferred Stock Director. If the office of a Preferred Stock Director becomes vacant for any other reason, the remaining Preferred Stock Director may choose a successor to fill such vacancy for the remainder of the unexpired term.

Other Voting Rights

So long as any Series A Preferred Shares are outstanding, in addition to any other vote or consent of shareholders required by law or by our Articles, the vote or consent of the holders of at least 66 2/3% of the Series A Preferred Shares at the time outstanding, voting separately as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:

•

any amendment or alteration of our Articles to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of our capital stock ranking senior to the Series A Preferred Shares with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of First Citizens;

•

any amendment, alteration or repeal of any provision of our Articles (including any amendment, alteration or repeal by means of a merger, consolidation or otherwise, unless no vote on such merger or consolidation is required by the following paragraph) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Shares; or

•

any consummation of a binding share exchange or reclassification involving the Series A Preferred Shares or of a merger or consolidation of First Citizens with another entity, unless (1) the Series A Preferred Shares remain outstanding following any such transaction or, if First Citizens is not the surviving entity following such transaction, are converted into or exchanged for preference securities of the surviving entity or its ultimate parent and (2) such remaining outstanding Series A Preferred Shares or preference securities have rights, preferences, privileges and voting powers, limitations and restrictions taken as a whole, that are not materially less favorable than the rights, preferences, privileges or voting powers of the Series A Preferred Shares immediately prior to the consummation of such transaction, taken as a whole.

However, any increase in the amount of authorized preferred stock, including any increase in the authorized amount of Series A Preferred Shares necessary to satisfy pre-emptive or similar rights granted by First Citizens to other persons prior to January 23, 2009, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of preferred stock, or any securities convertible or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to Series A Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of First Citizens will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and will not require the affirmative vote or consent of, the holders of outstanding Series A Preferred Shares.

With respect to the voting rights of the Series A Preferred Shares, each holder of Series A Preferred Shares will have one vote for each Series A Preferred Share on any matter on which holders of Series A Preferred Shares are entitled to vote.

The foregoing voting provisions will not apply if, at or prior to the time when the vote or consent would otherwise be required, all outstanding Series A Preferred Shares have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside by us for the benefit of the holders of Series A Preferred Shares to effect the redemption.

DESCRIPTION OF WARRANT TO PURCHASE COMMON SHARES

The following is a brief description of the terms of the Warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the Warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Common Shares Subject to the Warrant

The Warrant is initially exercisable for 469,312 of our Common Shares. The number of Common Shares subject to the Warrant is subject to the adjustments described below under the caption “— Adjustments to the Warrant.” In accordance with the terms of the Letter Agreement between us and the U.S. Treasury and the related Securities Purchase Agreement — Standard Terms, the U.S. Treasury has represented that it intends to refrain from exercising any voting rights pertaining to our Common Shares which it may come to own upon exercise of some or all of the Warrant.

Exercise of the Warrant

The initial exercise price applicable to the Warrant is $7.41 per Common Share for which the Warrant may be exercised. The Warrant may be exercised, in whole or in part, at any time on or before January 23, 2019 by surrender of the Warrant and a completed notice of exercise attached as an annex to the Warrant and the payment of the exercise price for the Common Shares for which the Warrant is being exercised. The exercise price may be paid either by the withholding by First Citizens of such number of Common Shares issuable upon exercise of the Warrant equal to the value of the aggregate exercise price of the Warrant determined by reference to the market price of our Common Shares on the trading day on which the Warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash equal to the aggregate exercise price. If the warrantholder does not exercise the Warrant in its entirety, the warrantholder will be entitled to receive a new warrant in substantially identical form for the purchase of that number of Common Shares equal to the difference between the number of Common Shares subject to the Warrant and the number of Common Shares as to which the Warrant is exercised. The exercise price applicable to the Warrant is subject to the further adjustments described below under the caption “— Adjustments to the Warrant.”

Upon exercise of the Warrant, certificates for the Common Shares issuable upon exercise will be issued to the warrantholder. Such Common Shares will be deemed to be issued as of the close of business on the date on which the Warrant and the payment of the exercise price are delivered to First Citizens. We will not issue fractional shares upon any exercise of the Warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our Common Shares on the last trading day preceding the exercise of the Warrant less the pro-rated exercise price of the Warrant for any fractional Common Shares that would have otherwise been issuable upon the exercise of the Warrant. We will at all times reserve the aggregate number of Common Shares for which the Warrant may be exercised. The Common Shares issuable upon exercise of the Warrant will be listed on The NASDAQ Capital Market.

Rights as a Shareholder

The warrantholder will have no rights or privileges of a holder of our Common Shares, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Transferability

The Warrant, and all rights under the Warrant, are transferable in accordance with applicable securities laws.

Adjustments to the Warrant

Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations

The number of Common Shares for which the Warrant may be exercised and the exercise price applicable to the Warrant will be proportionately adjusted in the event we pay dividends or make distributions of our Common Shares, or subdivide, combine or reclassify our outstanding Common Shares into a smaller or greater amount.

Other Distributions

If we declare any dividends or distributions other than our historical, ordinary cash dividends (i.e., regular quarterly dividends not in excess of $0.15 per share), both the number of Common Shares issuable upon exercise of the Warrant and the exercise price of the Warrant will be adjusted to reflect such dividends or distributions.

Certain Repurchases

If we effect a pro rata repurchase of Common Shares, both the number of Common Shares issuable upon exercise of the Warrant and the exercise price of the Warrant will be adjusted.

Business Combinations

In the event of a merger, consolidation, statutory share exchange or similar transaction involving First Citizens and requiring shareholder approval, or a reclassification of our Common Shares (other than as described above under the caption “– Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations”), the warrantholder’s right to receive our Common Shares upon exercise of the Warrant will be converted into the right to exercise the Warrant for the transaction consideration that would have been payable to the warrantholder with respect to the Common Shares for which the Warrant may be exercised, as if the Warrant had been exercised prior to such merger, consolidation or similar transaction, or reclassification.

Registered Sales of the Warrant

The holders agree to sell the Warrant or any portion thereof under the Registration Statement of which this prospectus is a part only beginning 30 days after notifying First Citizens of any such sale, during which 30-day period the U.S. Treasury and all holders of the Warrant shall take reasonable steps to agree to revisions to the Warrant to permit a public distribution of the Warrant, including entering into a warrant agreement and appointing a warrant agent.

Repurchase of the Warrant

Following the redemption by First Citizens of all of the Series A Preferred Shares held by the U.S. Treasury, First Citizens may elect to repurchase the Warrant. To do so, First Citizens must deliver to the U.S. Treasury within 15 calendar days after the date on which the Series A Preferred Shares are redeemed, a notice of First Citizens’ intent to repurchase the Warrant, which repurchase would be made at the fair market value of the Warrant pursuant to procedures set forth in Section 4.9(c) of the Securities Purchase Agreement (the “Warrant Repurchase Notice”). If First Citizens did not deliver the Warrant Repurchase Notice to the U.S. Treasury within such 15-calendar day period, the U.S. Treasury would be permitted to sell the Warrant.

DESCRIPTION OF COMMON SHARES

The following is a brief description of the terms of our Common Shares. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the relevant provisions of Ohio law and our Articles and Code of Regulations, each of which is attached as an exhibit to the registration statement of which this prospectus is a part.

General

Under our Articles, we are authorized to issue up to 20,000,000 Common Shares. As of May 8, 2012, 7,707,917 Common Shares were outstanding, 747,964 Common Shares were held by First Citizens as treasury shares, and 29,500 Common Shares were reserved for issuance in connection with awards made pursuant to First Citizens’ equity compensation plans. The Common Shares issuable upon exercise of the Warrant, in whole or in part, will be issued by us from Common Shares held in treasury or from authorized but unissued Common Shares.

Liquidation Rights

Each Common Share entitles the holder thereof to share ratably in First Citizens’ net assets legally available for distribution to shareholders in the event of First Citizens’ liquidation, dissolution or winding up, after payment in full of all amounts required to be paid to creditors or provision for such payment, subject to the rights of the holders of our Series A Preferred Shares. With respect to the amounts to be paid upon liquidation, the Series A Preferred Shares rank senior to the Common Shares.

Preemptive, Conversion and Redemption Rights

Holders of First Citizens Common shares have the pre-emptive rights described in Section 1701.15 of the Ohio Revised Code. Pursuant to Section 1701.15, upon the offering or sale by First Citizens of Common Shares for cash, existing holders of Common Shares have the right, during a reasonable time and on reasonable terms fixed by the directors, to purchase the Common Shares in proportion to their respective holdings of Common Shares. These pre-emptive rights do not apply, however, to any offering or sale of treasury shares or to any issuance of Common Shares to shareholders as a stock dividend or distribution, upon conversion or exercise of stock options or other conversion rights, or under certain other circumstances specified in Section 1701.15 of the Ohio Revised Code.

The holders of Common Shares do not have conversion rights, and there are no mandatory redemption provisions applicable to the Common Shares.

Dividends

As an Ohio corporation, First Citizens may, in the discretion of our Board of Directors, generally pay dividends to our shareholders out of surplus, however created, but must notify the shareholders if a dividend is paid out of capital surplus. Our ability to obtain funds for the payment of dividends and for other cash requirements largely depends on the amount of dividends that may be declared and paid by our subsidiaries. Thus, as a practical matter, any restrictions on the ability of our subsidiaries, including Citizens, to pay dividends will act as restrictions on the amount of funds available for payment of dividends by First Citizens.

The ability of Citizens to pay dividends is subject to limitations under various laws and regulations and to prudent and sound banking principles. Generally, subject to certain minimum capital requirements, Citizens may declare a dividend without the approval of the State of Ohio Division of Financial Institutions so long as the total of the dividends in a calendar year does not exceed the total net profits of the bank for the year combined with the retained profits of the bank for the two preceding years.

The ability of our subsidiaries to pay dividends to us is also subject to their profitability, financial condition, capital expenditures and other cash flow requirements and contractual obligations.

The dividend rights of holders of our Common Shares are also qualified by and subject to the dividend rights of holders of Series A Preferred Shares. With respect to the payment of dividends, the Series A Preferred Shares rank senior to the Common Shares. So long as any Series A Preferred Shares remain outstanding, unless all accrued and unpaid dividends on the Series A Preferred Shares have been paid or are contemporaneously declared and paid in full, no dividend whatsoever will be declared or paid on the Common Shares.

Number of Directors

Our Articles provide for our Board of Directors to consist of not less than five and not more than 25 directors. Our Board of Directors currently consists of eight directors.

Nomination of Directors

Pursuant to the Code of Regulations, all shareholder nominations must be made in writing and delivered or mailed to the Secretary of the Company. Nominations must be received by the Secretary of the Company not less than 14 days nor more than 50 days prior to the shareholder meeting, except that if less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice must be delivered or mailed no later than the close of business on the 7th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first (but in no event less than seven days prior to the meeting). Each nomination must contain the following information: (a) the name, age, business address and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class and number of shares of capital stock of the Company which are beneficially owned by the proposed nominee; (d) the name and record address of the shareholder making the nomination; and (e) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder making the nomination. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of a proposed nominee to serve as director of the Company.

Cumulative Voting Rights

Under Ohio law, shareholders have the right to make a request, in accordance with applicable procedures, to cumulate their votes in the election of directors unless a corporation’s articles of incorporation are amended, in accordance with applicable procedures, to eliminate that right. Cumulative voting allows each shareholder to multiply the number of shares that he or she may be entitled to vote by the total number of Directors to be elected and to cast the entire number of such votes for one candidate or to distribute them among any two or more candidates. The Articles have not been amended to eliminate cumulative voting in the election of directors.

Anti-Takeover Effects of Articles of Incorporation, Code of Regulations and Ohio Law

Certain provisions in our Articles, Code of Regulations and the Ohio Revised Code could discourage potential takeover attempts and make attempts by shareholders to change management more difficult. These provisions could adversely affect the market price of our shares.

Special Voting Requirements

Article SIXTH of the Articles sets forth certain requirements in connection with the approval or authorization of any of the following types of business combinations:

•	any merger or consolidation involving First Citizens or any subsidiary of First Citizens;

•	any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of First Citizens or any subsidiary of First Citizens;

•	any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of any entity to First Citizens or any subsidiary of First Citizens;

•	any issuance, sale, exchange, transfer or other disposition by First Citizens or any subsidiary of First Citizens of any corporation;

•	any recapitalization or reclassification of First Citizens’ securities or other transaction that would have the effect of increasing the voting power of a “related person” (as defined below);

•	any liquidation, spin-off, split-up or dissolution of First Citizens; and

•	any agreement, contract or other arrangement providing for any of the foregoing transactions.

For purposes of Article SIXTH, “related person” generally means any person, entity or group, including any affiliate or associate thereof (other than First Citizens, any wholly-owned subsidiary of First Citizens and any employee benefit plan sponsored by First Citizens or any such subsidiary of First Citizens) that, at the time any business combination is agreed to, authorized or approved, is the beneficial owner of not less than 10% of the Common Shares entitled to vote on such business combination.

Article SIXTH provides that, when evaluating a business combination or any tender or exchange offer, the Board of Directors of First Citizens shall consider, without limitation: (i) the social and economic effects of the transaction on First Citizens and its subsidiaries, employees, customers, creditors and community; (ii) the business and financial conditions and earning prospects of the acquiring person or persons; and (iii) the competence, experience and integrity of the acquiring person or persons and its or their management.

Article SIXTH further provides that the affirmative vote of the holders of not less than 80% of each class of First Citizens common shares entitled to vote on the transaction shall be required for the approval of any business combination in which a related person has an interest (except proportionately as a shareholder); provided, however, that the 80% voting requirement shall not be applicable if (i) the continuing directors, who at the time constitute at least a majority of the Board of Directors of First Citizens, have approved the business combination by at least two-thirds vote or (ii) certain conditions relating to the fairness of the transaction have been satisfied. Pursuant to Article FIFTH of the Articles, if the 80% voting requirement is inapplicable, the transaction under consideration may be authorized by the affirmative vote of the holders of First Citizens common shares entitling them to exercise a majority of the voting power of First Citizens.

Article SEVENTH of the Articles provides that no amendment of the Articles of Incorporation shall be effective to amend, alter or repeal any of the provisions of Article SIXTH unless such amendment shall receive the affirmative vote of the holders of not less than 80% of the First Citizens common shares entitled to vote thereon; provided, however, that the 80% voting requirement shall not be applicable if such amendment shall have been proposed and authorized by the Board of Directors of First Citizens by the affirmative vote of at least two-thirds of the continuing directors.

Limited Shareholder Action by Written Consent

The Ohio Revised Code requires that an action by written consent of the shareholders in lieu of a meeting be unanimous, except that the code of regulations may be amended by an action by written consent of holders of shares entitling them to exercise two-thirds of the voting power of the corporation or, if the articles of incorporation or code of regulations otherwise provide, such greater or lesser amount, but not less than a majority. This provision may have the effect of delaying, deferring or preventing a tender offer or takeover attempt that a shareholder might consider to be in its best interest.

Control Share Acquisition Act

The Ohio Revised Code provides that certain notice and informational filings, and special shareholder meeting and voting procedures, must occur prior to any person’s acquisition of an issuer’s shares that would entitle the acquirer to exercise or direct the voting power of the issuer in the election of directors within any of the following ranges:

•	one-fifth or more but less than one-third of such voting power;

•	one-third or more but less than a majority of such voting power; or

•	a majority or more of such voting power.

The Control Share Acquisition Act does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Control Share Acquisition Act.

Merger Moratorium Statute

Chapter 1704 of the Ohio Revised Code generally addresses a wide range of business combinations and other transactions (including mergers, consolidations, asset sales, loans, disproportionate distributions of property and disproportionate issuances or transfers of shares or rights to acquire shares) between an Ohio corporation and an “Interested Shareholder” who, alone or with others, may exercise or direct the exercise of at least 10% of the voting power of the corporation in the election of directors. The Merger Moratorium Statute prohibits such transactions between the corporation and the Interested Shareholder for a period of three years after a person becomes an Interested Shareholder, unless, prior to such date, the directors approved either the business combination or other transaction or approved the acquisition that caused the person to become an Interested Shareholder.

Following the three-year moratorium period, the corporation may engage in the covered transaction with the Interested Shareholder only if:

•

the transaction receives the approval of the holders of shares entitling them to exercise at least two-thirds of the voting power of the corporation in the election of directors or the approval of the holders of a majority of the voting shares held by persons other than an Interested Shareholder; or

•

the remaining shareholders receive an amount for their shares equal to the higher of the highest amount paid in the past by the Interested Shareholder for the corporation’s shares or the amount that would be due to the shareholders if the corporation were to dissolve.

The Merger Moratorium Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Merger Moratorium Statute.

Anti-Greenmail Statute

Pursuant to the Ohio Anti-Greenmail Statute, a public corporation formed in Ohio may recover profits that a shareholder makes from the sale of the corporation’s securities within 18 months after making a proposal to acquire control or publicly disclosing the possibility of a proposal to acquire control. The corporation may not, however, recover from a person who proves either: (1) that his sole purpose in making the proposal was to succeed in acquiring control of the corporation and there were reasonable grounds to believe that he would acquire control of the corporation; or (2) that his purpose was not to increase any profit or decrease any loss in the stock. Also, before the corporation may obtain any recovery, the aggregate amount of the profit realized by such person must exceed $250,000. Any shareholder may bring an action on behalf of the corporation if a corporation refuses to bring an action to recover these profits. The party bringing such an action may recover his attorneys’ fees if the court having jurisdiction over such action orders recovery of any profits.

The Anti-Greenmail Statute does not apply to a corporation if its articles of incorporation or code of regulations so provide. We have not opted out of the application of the Anti-Greenmail Statute.

SELLING SECURITYHOLDERS

On January 23, 2009, we issued 23,184 Series A Preferred Shares and the Warrant to the U.S. Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The U.S. Treasury, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:

•	23,184 Series A Preferred Shares, representing beneficial ownership of 100% of the Series A Preferred Shares outstanding on the date of this prospectus;

•	the Warrant to purchase 469,312 of our Common Shares; and

•

469,312 of our Common Shares issuable upon full exercise of the Warrant, which Common Shares, if issued, would represent beneficial ownership of approximately 5.7% of our Common Shares outstanding as of May 8, 2012 (including the Common Shares issuable upon exercise of the Warrant in the total number of Common Shares outstanding).

For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders or affiliates thereof.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. As of the date hereof, we are not aware that anyone other than the U.S. Treasury has any voting or investment power with respect to the securities being offered by this prospectus.

We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because we are unaware of any of the securities being subject to any agreement, arrangement or understanding, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.

Other than with respect to the acquisition of the securities and the relationship established under the Troubled Asset Relief Program Capital Purchase Program, the U.S. Treasury has not had a material relationship with us.

Information about the selling securityholders may change over time, and changed information will be set forth in supplements to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more public or private transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•

on any national securities exchange or quotation service on which the Series A Preferred Shares or the Common Shares may be listed or quoted at the time of sale, including, as of the date of this prospectus, The NASDAQ Capital Market, in the case of the Common Shares;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market;

•	through the writing of options, whether the options are listed on an options exchange or otherwise;

•	a combination of such methods of sale; or

•	any other method permitted by applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may, in turn, engage in short sales of the Common Shares issuable upon exercise of the Warrant in the course of hedging the positions they assume. The selling securityholders may also sell short the Common Shares issuable upon exercise of the Warrant and deliver Common Shares to close out short positions, or loan or pledge the Series A Preferred Shares or the Common Shares issuable upon exercise of the Warrant to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of The NASDAQ Capital Market pursuant to Rule 153 under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We do not intend to apply for listing of the Series A Preferred Shares or the Warrant on any national securities exchange unless requested by the U.S. Treasury. No assurance can be given as to the liquidity of the trading market, if any, for the Series A Preferred Shares. Our Common Shares are listed on The NASDAQ Capital Market and trade under the symbol “FCZA”.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to bear substantially all expenses (other than underwriting discounts and selling commissions) in connection with the registration and sale of the securities covered by this prospectus.

BENEFICIAL OWNERSHIP OF COMMON SHARES

The following table sets forth information concerning the only persons known to the Company to own beneficially more than 5% of the outstanding common shares of the Company as of May 8, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
George L. Mylander 155 Sunset Drive Sandusky, Ohio 44870	403,183 shares held by George L. Mylander, Trustee, UA Oct 4 01, George L. Mylander Voting Trust Agreement	5.231%

(1)	Percent of Class is computed based on 7,707,917 Common Shares outstanding on May 8, 2012.

The following table sets forth information regarding the beneficial ownership of the Company’s Common Shares, as of May 8, 2012, for each of the current directors of the Company, each of the individuals named in the Summary Compensation Table set forth in the Company’s Definitive Proxy Statement on Schedule 14A filed on March 15, 2011, and all directors and executive officers of the Company as a group.

Name of Beneficial Owner or Number of Persons in Group (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Thomas A. Depler (3)	21,962	*
Allen R. Maurice (4)	58,931	*
James O. Miller (5)	16,820	*
W. Patrick Murray (6)	175,234	2.27%
Allen R. Nickles (7)	62,288	*
John P. Pheiffer (8)	92,350	1.20%
David A. Voight (9)	11,974	*
Daniel J. White (10)	1,600	*
Richard J. Dutton (11)	500	*
Todd A. Michel (12)	6,423	*
James E. McGookey (13)	1,835	*
Charles C. Riesterer (14)	6,510	*

All current executive officers and directors as a group (12 persons) (15)	456,427	5.92%

(1)	Unless otherwise indicated, each executive officer or director has voting and investment power with respect to all of the Common Shares reflected in the table for such executive officer or director. The mailing address of each of the executive officers and directors of the Company is 100 East Water Street, P.O. Box 5016, Sandusky, Ohio 44870.
(2)	Percent of Class is computed based on the sum of (a) 7,707,917 Common Shares outstanding on May 8, 2012, and (b) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after May 8, 2012. * Indicates beneficial ownership of less than one percent of the outstanding common shares of the Corporation.
(3)	Includes 12,401 shares held by Thomas A. Depler Trust, as to which Mr. Depler, as trustee, has voting and investment power; 9,168 shares held by John Depler Trust, as to which Mr. Depler, as Trustee, has voting and investment power; 393 shares held jointly by Thomas A. Depler and his spouse, Nancy S. Depler, as to which they have shared voting and investment power.
(4)	Includes 1,641 shares owned by Allen R. Maurice; 450 shares owned by Susan C. Maurice, spouse of Allen R. Maurice, as to which she has voting and investment power; and 56,840 shares held by Allen R. Maurice IRA.
(5)	Includes 4,240 shares held by James O. Miller IRA; 3,800 shares held by Martha M. Miller IRA, as to which Mr. Miller’s spouse has voting and investment power; and 480 shares owned by the children of James O. Miller, as to which Mr. Miller, as custodian, has voting and investment power. Also includes 8,300 currently exercisable options.
(6)	Includes 19,562 shares held by W. Patrick Murray Trust, as to which Mr. Murray’s spouse has voting and investment power; 32,672 shares held by W. Patrick Murray IRA; 116,500 shares held by Louise Murray Trust, as to which Mr. Murray has voting and investment power; and 6,500 shares owned by Mr. Murray’s spouse, Louise Murray, as to which she has voting and investment power.
(7)	Includes 59,063 shares held by Allen R. Nickles IRA; 1,400 shares held by Allen R. Nickles SEP IRA; 600 shares owned by Diane Nickles, spouse of Allen R. Nickles, as to which she has voting and investment power; 500 shares held by Diane Nickles IRA, as to which she has voting and investment power; and 725 shares owned by a child of Allen R. Nickles, as to which the Mr. Nickles, as custodian, has voting and investment power.

(8)	Includes 7,745 shares held by John P. Pheiffer IRA: 11,377 shares owned by John P. Pheiffer; 3,451 shares held by P. Pheiffer Trust, as to which Mr. Pheiffer, as trustee, has voting and investment power; 13,869 shares held by C. Pheiffer Trust, as to which Mr. Pheiffer, as trustee, has voting and investment power; and 55,908 shares held by Dorn Trust, as to which Mr. Pheiffer, as trustee, has voting and investment power.
(9)	Includes 11,974 shares held by the Voight Family Trust, as to which Mr. Voight, as trustee, has voting and investment power.
(10)	Includes 780 shares owned by Daniel J. White; and 820 shares held by Daniel J. White IRA.
(11)	Includes 500 shares owned by Richard J. Dutton.
(12)	Includes 23 shares held jointly by Todd A. Michel and Lynn A. Michel, spouse of Todd A. Michel, as to which they exercise shared voting and investment power. Also includes 6,400 currently exercisable options.
(13)	Includes 985 shares held by James E. McGookey IRA; and 850 shares held jointly by Mr. McGookey and his spouse, Anne H. McGookey, as to which they have shared voting and investment power.
(14)	Includes 110 shares owned by Charles C. Riesterer. Also includes 6,400 currently exercisable options.
(15)	Includes 21,100 currently exercisable options.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the legality of the securities offered hereby will be passed upon for us by the law firm of Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriter or agents by their counsel.

EXPERTS

The consolidated financial statements of First Citizens Banc Corp as of December 31, 2011 and 2010 and for the years ended, included in our Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by S. R. Snodgrass, A.C., an independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an itemized statement of the estimated fees and expenses in connection with the issuance and distribution of securities registered hereby.

Registration Fee — Securities and Exchange Commission	$3,055
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$50,000
Printing Expenses, Postage and Miscellaneous	$5,000

Total	$108,055

All of the above amounts, other than the SEC registration fee, are estimates only.

Item 14. Indemnification of Directors and Officers.

(a) Ohio General Corporation Law

Division (E) of Section 1701.13 of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Division (E) of Section 1701.13 provides:

(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of such notification, such person shall have the right to petition the court of common pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

(5) (a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which he agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

(6) The indemnification authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

(b) Articles and Code of Regulations

Pursuant to Article EIGHTH of the Articles, First Citizens has the power to indemnify its present and past directors, officers, employees and agents to the fullest extent permitted under the Ohio Revised Code. Article VIII of the Code of Regulations provides that First Citizens will indemnify, to the fullest extent permitted or authorized by applicable law, any person made or threatened to be made a party to any suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or employee of First Citizens, or is or was serving at the request of First Citizens as a director, trustee, officer, or employee of a bank, or other corporation, partnership, joint venture, trust or other enterprise. In order to receive indemnification, the person must have acted in good faith and in a manner that he or she reasonably believed to be in and not opposed to the best interest of First Citizens. With regard to any criminal action or proceeding, First Citizens will indemnify the person if he or she had no reasonable cause to believe his or her conduct was unlawful. First Citizens will not indemnify a person with respect to such person’s willful misconduct.

As a condition precedent to First Citizens providing such indemnification, the person to be indemnified must (i) promptly notify First Citizens of any actual or potential action, suit or proceeding, (ii) except with respect to a criminal proceeding, authorize and permit First Citizens, in its sole discretion, to choose any legal counsel to defend and otherwise handle the action, suit or proceeding and related matters, (iii) except with respect to a criminal proceeding, permit First Citizens to assume total, complete and exclusive control of the action, suit or proceedings and all related proceedings and matters, and (iv) in all respects, cooperate with First Citizens and its counsel in the defense and/or settlement of the action, suit or proceeding and in the prosecution and/or settlement of any counterclaims, cross-claims and defenses.

The indemnification provided by First Citizens’ Code of Regulations is not exclusive of any other rights to which any person seeking indemnification may be entitled, both as to action in his or her official capacity and as to action in another capacity while holding such office. In addition, such indemnification will continue as to a person who has ceased to be a director, trustee, officer or employee and will inure to the benefit of such person’s heirs, executors and administrators.

(c) Insurance

First Citizens’ Articles provide that, upon the vote of a majority of its Board of Directors, First Citizens may purchase and maintain insurance for the purpose of indemnifying its directors, officers, employees and agents to the extent that such indemnification is allowed under the Articles. First Citizens has purchased and maintains insurance policies that insure its directors and officers against certain liabilities that might be incurred by them in their capacities as directors and officers.

Item 15. Recent Sales of Unregistered Securities.

Not applicable.

Item 16. Exhibits.

The documents listed below are filed with this Registration Statement as exhibits or incorporated into this Registration Statement by reference as noted:

Exhibit Number	Description

3.1	Articles of Incorporation, as amended, of First Citizens (Incorporated herein by reference to Exhibit 3.1 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 0-25980))

3.2	Certificate of Amendment by Shareholders or Members as filed with the Ohio Secretary of State on January 12, 2009, evidencing the adoption by the shareholders of First Citizens on January 5, 2009 of an amendment to Article FOURTH to authorize the issuance of up to 200,000 preferred shares, without par value (Incorporated herein by reference to Exhibit 3.1(B) to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 0-25980))

3.3	Certificate of Amendment by Directors or Incorporators to Articles, filed with the Ohio Secretary of State on January 21, 2009, evidencing adoption of an amendment by the Board of Directors of First Citizens to Article FOURTH to establish the express terms of the Fixed Rate Cumulative Perpetual Preferred Shares, Series A, of First Citizens (Incorporated herein by reference to Exhibit 3.1 to First Citizens Banc Corp’s Current Report on Form 8-K dated and filed January 26, 2009 (File No. 0-25980))

3.4	Amended and Restated Code of Regulations of First Citizens (adopted April 17, 2007) (Incorporated herein by reference to Exhibit 3.2 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 0-25980))

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt (Incorporated herein by reference to Exhibit 4.3 to First Citizens Banc Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-25980)

4.2	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Shares, Series A †

4.3	Warrant to Purchase 469,312 Shares of Common Stock of First Citizens (Incorporated herein by reference to Exhibit 4.1 to First Citizens Banc Corp’s Current Report on Form 8-K dated and filed January 26, 2009 (File No. 0-25980))

4.4	Letter Agreement, dated January 23, 2009, including Securities Purchase Agreement — Standard Terms attached thereto as Exhibit A, between First Citizens and the United States Department of the Treasury (Incorporated herein by reference to Exhibit 10.1 to First Citizens Banc Corp’s Current Report on Form 8-K dated and filed January 26, 2009 (File No. 0-25980))

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities to be registered †

10.1	First Citizens Banc Corp Stock Option and Stock Appreciation Rights Plan dated April 18, 2000 (Incorporated herein by reference to Exhibit 10.1 to First Citizens Banc Corp’s Current Report on Form 8-K filed on November 21, 2005 (File No. 0-25980))

10.2	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and James O. Miller (Incorporated herein by reference to Exhibit 10.2 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.3	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and Todd A. Michel (Incorporated herein by reference to Exhibit 10.3 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.4	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and Richard J. Dutton (Incorporated herein by reference to Exhibit 10.4 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.5	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and James E. McGookey (Incorporated herein by reference to Exhibit 10.5 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.6	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and Charles C. Riesterer (Incorporated herein by reference to Exhibit 10.6 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.7	Change in Control Agreement — James O. Miller (Incorporated herein by reference to Exhibit 10.6 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-25980))

10.8	Change in Control Agreement — Charles C. Riesterer (Incorporated herein by reference to Exhibit 10.7 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-25980))

10.9	Change in Control Agreement — Todd A. Michel (Incorporated herein by reference to Exhibit 10.8 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-25980))

10.10	Change in Control Agreement — Leroy C. Link (Incorporated herein by reference to Exhibit 10.9 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-25980))

21.1	Subsidiaries of First Citizens (Incorporated herein by reference to Exhibit 21.1 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-25980))

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends †

23.1	Consent of S. R. Snodgrass, A.C. †

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1) †

24.1	Powers of Attorney †

†	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandusky, State of Ohio, on May 22, 2012.

FIRST CITIZENS BANC CORP

By:	/s/ JAMES O. MILLER
Name:	James O. Miller
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 2012.

Signature	Title

/s/ James O. Miller	Director, President and Chief Executive Officer (principal executive officer)
James O. Miller

/s/ Todd A. Michel	Senior Vice President (principal financial and accounting officer)
Todd A. Michel

/s/ Thomas A. Depler	Director
Thomas A. Depler*

/s/ Allen R. Maurice	Director
Allen R. Maurice*

/s/ W. Patrick Murray	Director
W. Patrick Murray*

/s/ Allen R. Nickles	Director
Allen R. Nickles*

/s/ John P. Pheiffer	Director
John P. Pheiffer*

/s/ David A. Voight	Director, Chairman of the Board
David A. Voight*

/s/ Daniel J. White	Director
Daniel J. White*

*

The above-named directors of the Registrant sign this Registration Statement on Form S-1 by James O. Miller, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-1 as exhibits, in the capacities indicated and on the 22nd day of May, 2012.

By:	/s/ James O. Miller
James O. Miller
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Articles of Incorporation, as amended, of First Citizens (Incorporated herein by reference to Exhibit 3.1 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2005 (File No. 0-25980))

3.2	Certificate of Amendment by Shareholders or Members as filed with the Ohio Secretary of State on January 12, 2009, evidencing the adoption by the shareholders of First Citizens on January 5, 2009 of an amendment to Article FOURTH to authorize the issuance of up to 200,000 preferred shares, without par value (Incorporated herein by reference to Exhibit 3.1(B) to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 0-25980))

3.3	Certificate of Amendment by Directors or Incorporators to Articles, filed with the Ohio Secretary of State on January 21, 2009, evidencing adoption of an amendment by the Board of Directors of First Citizens to Article FOURTH to establish the express terms of the Fixed Rate Cumulative Perpetual Preferred Shares, Series A, of First Citizens (Incorporated herein by reference to Exhibit 3.1 to First Citizens Banc Corp’s Current Report on Form 8-K dated and filed January 26, 2009 (File No. 0-25980))

3.4	Amended and Restated Code of Regulations of First Citizens (adopted April 17, 2007) (Incorporated herein by reference to Exhibit 3.2 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 0-25980))

4.1	Agreement to furnish instruments and agreements defining rights of holders of long-term debt (Incorporated herein by reference to Exhibit 4.3 to First Citizens Banc Corp.’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-25980)

4.2	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Shares, Series A †

4.3	Warrant to Purchase 469,312 Shares of Common Stock of First Citizens (Incorporated herein by reference to Exhibit 4.1 to First Citizens Banc Corp’s Current Report on Form 8-K dated and filed January 26, 2009 (File No. 0-25980))

4.4	Letter Agreement, dated January 23, 2009, including Securities Purchase Agreement — Standard Terms attached thereto as Exhibit A, between First Citizens and the United States Department of the Treasury (Incorporated herein by reference to Exhibit 10.1 to First Citizens Banc Corp’s Current Report on Form 8-K dated and filed January 26, 2009 (File No. 0-25980))

5.1	Opinion of Vorys, Sater, Seymour and Pease LLP as to the legality of the securities to be registered †

10.1	First Citizens Banc Corp Stock Option and Stock Appreciation Rights Plan dated April 18, 2000 (Incorporated herein by reference to Exhibit 10.1 to First Citizens Banc Corp’s Current Report on Form 8-K filed on November 21, 2005 (File No. 0-25980))

10.2	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and James O. Miller (Incorporated herein by reference to Exhibit 10.2 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.3	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and Todd A. Michel (Incorporated herein by reference to Exhibit 10.3 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.4	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and Richard J. Dutton (Incorporated herein by reference to Exhibit 10.4 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.5	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and James E. McGookey (Incorporated herein by reference to Exhibit 10.5 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.6	Letter Agreement, dated December 23, 2009, between First Citizens Banc Corp and Charles C. Riesterer (Incorporated herein by reference to Exhibit 10.6 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2009 (File No. 0-25980))

10.7	Change in Control Agreement — James O. Miller (Incorporated herein by reference to Exhibit 10.6 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-25980))

10.8	Change in Control Agreement — Charles C. Riesterer (Incorporated herein by reference to Exhibit 10.7 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-25980))

10.9	Change in Control Agreement — Todd A. Michel (Incorporated herein by reference to Exhibit 10.8 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-25980))

10.10	Change in Control Agreement — Leroy C. Link (Incorporated herein by reference to Exhibit 10.9 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2004 (File No. 0-25980))

12.1	Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends †

21.1	Subsidiaries of First Citizens (Incorporated herein by reference to Exhibit 21.1 to First Citizens Banc Corp’s Annual Report on Form 10-K for the year ended December 31, 2011 (File No. 0-25980))

23.1	Consent of S. R. Snodgrass, A.C. †

23.2	Consent of Vorys, Sater, Seymour and Pease LLP (included in Exhibit 5.1) †

24.1	Powers of Attorney †

†	Filed herewith.